EXHIBIT 3.1

THIRD AMENDMENT TO THE

BYLAWS OF

AMERICAN CAMPUS COMMUNITIES, INC.

WHEREAS, American Campus Communities, Inc., a Maryland corporation (the "Corporation"), has heretofore adopted the Bylaws of American Campus Communities, Inc. (as amended through the date hereof, the "Bylaws"); and
WHEREAS, the Corporation desires to amend the Bylaws as set forth herein.
NOW, THEREFORE, Article XIV of the Bylaws is hereby amended to read in its entirety as follows:
ARTICLE XIV
The Board of Directors shall have the power to adopt, alter or repeal any provision of these Bylaws and make new Bylaws; provided, however, that the stockholders may alter or repeal any provision of these Bylaws and adopt new Bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.
IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed in its name and on its behalf to be effective as of April 21, 2017.
AMERICAN CAMPUS COMMUNITIES, INC., a Maryland corporation

By:    /s/ Daniel B. Perry
Daniel B. Perry
Executive Vice President, Chief Financial Officer, Secretary and Treasurer